EXHIBIT 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) dated as of December 23, 2021 (the “Effective Date”), by and between Creek Road Miners, Inc., a Delaware entity with offices at 2700 Homestead Road, Suite 50, Park City, UT 84098 (collectively with any subsidiaries and parent entities, the “Company”), and Alan Urban, an individual and resident of the State of California with an office address Alan Urban (the “Executive” and, together with the Company, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Company’s Board of Directors (the “Board”) believes Executive possesses certain knowledge and skills relating to the Company’s business that the Company wishes to obtain for the development and success of the Company’s business; and

WHEREAS, the Company wishes to employ Executive, and Executive wishes to be employed by the Company, on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration mutually exchanged by the Parties, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Employment. The Company hereby employs Executive, and Executive hereby accepts employment, as Chief Financial Officer of the Company, subject to the terms and conditions set forth in this Agreement.

2. Duties. As Chief Financial Officer, Executive shall have such duties, responsibilities and authority as are commensurate and consistent with his position and as are assigned to him by the Chief Executive Officer. Such duties shall include, without limitation, responsibility for all ongoing financial operations and reporting of the Company and responsibility for ensuring that the Company meets all stated financial goals and objectives. Specific duties may include preparing materials for and participating in review meetings with the Board (the “Review Meetings”). The Board shall determine from time to time and advise Executive regarding the agenda for the Review Meetings and the required supporting documents and analyses, which are generally expected to include budgets, growth prospects, projections and targets, as well as comparisons with respect to prior periods. The Board shall also determine from time to time the frequency and timing of the Review Meetings. Executive shall devote his full business time and efforts to the performance of his duties hereunder, unless otherwise explicitly authorized by the Board. The services to be provided by Executive will be performed in California, with trips to Park City, Utah, from time to time as reasonably required. Notwithstanding the foregoing, the expenditure of reasonable amounts of time by Executive for the making of passive personal investments, the conduct of private business affairs and charitable activities shall be allowed, provided that such activities do not materially interfere with the services required to be rendered to the Company hereunder and do not violate the restrictive covenants set forth herein. Notwithstanding this Paragraph 2, Executive may continue the business affairs and activities, and maintain the titles associated with such, listed on Schedule 1.

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3. Term of Employment. Commencing on the Effective Date, the term of Executive’s employment hereunder, unless sooner terminated as provided herein, is for a period of two (2) years from the Effective Date (the “Initial Term”). The term of this Agreement shall automatically be extended for additional terms of one (1) year each (each a “Renewal Term”), unless either Party gives prior written notice of non-renewal (“Non-Renewal Notice”) to the other Party no later than sixty (60) days prior to the expiration of the then current Term (as defined herein). For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

4. Compensation of Executive.

(a) Base Salary. Beginning on the Effective Date, the Company shall pay Executive as compensation for his services hereunder, in equal installments paid bi-weekly, a base salary of Fourteen Dollars ($14.00) per hour (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations. Beginning on January 1, 2022, and continuing until the uplisting of the common shares of Creek Road Miners, Inc. onto a national stock exchange (“Change Event”), the Base Salary shall be adjusted upward to the annual rate of $200,000. Following the Change Event, the Base Salary shall be adjusted as agreed to by both parties. Beginning on the Effective Date and for six months after the Change Event, Executive may elect to receive his base salary in the form of the Company’s Common Stock (fully vested).

(b) Equity Bonus Program. During the Term and any Renewal Term, Executive shall be entitled to participate in the Long-Term Equity Bonus Program (LTEBP), or similar program, of the Company.

(c) Initial Equity Grant. Executive shall receive an equity grant of 30,000 shares of the Company’s Common Stock (fully vested) on January 1, 2022 Agreement as compensation for services provided through December 31, 2021.

(e) Annual Cash Bonus. During the Term and any Renewal Term following the Change Event, Executive shall be eligible to receive an annual cash bonus as determined by the Board of Directors. This bonus shall be discretionary with an annual target of Fifty Percent (50%) of Executive’s then current Base Salary and a cap of One Hundred and Fifty Percent (150%) of the Executive’s then current Base Salary.

(f) Expenses. Upon Executive’s furnishing to the Company customary and reasonable documentary support (such as receipts or paid bills) evidencing reasonable auditable, out-of-pocket expenses actually incurred or paid by Executive in the course of his employment (including travel expenses), and containing sufficient information to establish the amount, date, place and essential character of the expenditure, the Company shall advance or reimburse Executive for such expenses in accordance with the Company’s policy for reimbursement of expenses. For greater certainty, “reasonable” for purposes of this provision with respect to airfare shall be deemed to be (i) a first class or other premium airline ticket when there are only two (2) classes of tickets available for any given flight and (ii) a business airline ticket when there are three (3) or more classes of tickets available for any given flight.

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(g) Benefits. Executive is entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health (for Executive and his immediate family) and benefit plans and all other benefits and plans, including perquisites, if any, as the Company provides to its senior executives (the “Benefit Plans”).

5. Termination.

(a) This Agreement and Executive’s employment hereunder shall terminate upon the happening of any of the following events:

(i) upon Executive’s death;

(ii) upon Executive’s Total Disability;

(iii) upon the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either Party has provided a timely Non-Renewal Notice;

(iv) at Executive’s option, in the event of an act by the Company constituting “Good Reason” (as defined herein) for termination by Executive;

(v) at the Company’s option, in the event of an act by Executive constituting “Cause” for termination by the Company; or

(vi) upon Mutual Voluntary Termination of Executive’s employment with the Company.

(b) For purposes of this Agreement, Executive shall be deemed to be suffering from a “Total Disability” if Executive is unable to engage in any substantial gainful activity (i) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) determined to be totally disabled by the Social Security Administration. Any question as to the existence of a disability shall be determined by the written opinion of Executive’s regularly attending physician (or his guardian) (or the Social Security Administration, where applicable).

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(c) For purposes of this Agreement, the term “Good Reason” means that Executive has resigned due to (i) any material diminution in Executive’s authority, duties or responsibilities (unless Executive has agreed to such diminution), except in connection with the termination of his employment for disability, retirement, Executive’s death, or by Executive other than for Good Reason; (ii) a material change in the chain of reporting referenced in Section 2 (unless Executive has agreed to such change); or (iii) any material violation by the Company of its obligations under this Agreement. Prior to Executive terminating his employment with the Company for Good Reason, Executive must provide written notice to the Company within ninety (90) days following the initial existence of such condition, that such Good Reason exists and setting forth in detail the grounds Executive believes constitutes Good Reason. If the Company does not cure the conditions constituting Good Reason within ninety (90) days after receipt of written notice thereof from Executive, or if such conditions are not capable of being cured in that time, a cure shall not have been diligently initiated by the Company within the ninety (90) days, then Executive’s employment shall be deemed terminated for Good Reason as of the date of Executive’s notice to the Company.

(d) For purposes of this Agreement, the term “Cause” means termination by Company of Executive’s employment (i) by reason of Executive’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company, (ii) by reason of Executive’s material breach of this Agreement; (iii) by reason of Executive’s gross negligence or intentional misconduct with respect to the performance of Executive’s duties under this Agreement; (iv) or by reason of Executive’s conviction of or entering of a guilty plea or a plea of no contest with respect to a felony or any crime involving fraud, larceny or embezzlement resulting in material harm to the Company by Executive, provided, however, that no such termination will be deemed to be a termination for Cause unless the Company has provided Executive with written notice of what it reasonably believes are the grounds for any termination for Cause and Executive fails to take appropriate remedial actions during the fourteen (14) day period following receipt of such written notice.

(e) For the purposes of this agreement, the term “Mutual Voluntary Termination” means termination of the Executive employment with the Company contemplated herein, upon the mutual agreement of the Company and Executive.

6. Effects of Termination or Change in Control

(a) Upon termination of Executive’s employment pursuant to Section 5(a)(i) or (ii), in addition to the accrued but unpaid compensation and vacation pay through the date of Executive’s death or Total Disability and any other benefits accrued to his under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, Executive or his estate or beneficiaries, as applicable, shall be entitled to the following severance benefits: (i) six (6) months’ Base Salary at the then current rate, payable in a lump sum, less withholding of applicable taxes; (ii) continued provision for a period of twelve (12) months following Executive’s death of benefits under Benefit Plans extended from time to time by the Company to its senior executives; and (iii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which Executive was a participant as of the date of death or Total Disability.

(b) Upon termination of Executive’s employment pursuant to Section 5(a)(iii), where the Company has offered to renew the term of Executive’s employment for an additional one (1) year period and Executive chooses not to continue in the employ of the Company, Executive shall be entitled to receive only the accrued but unpaid compensation and vacation pay through the date of termination and any other benefits accrued to his under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date.

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(c) Upon termination of Executive’s employment pursuant to Section 5(a)(iv), in addition to the accrued but unpaid compensation and vacation pay through the date of termination and any other benefits accrued to his under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, Executive shall be entitled to the following severance benefits: (i) the greater of twelve (12) months’ Base Salary at the then current rate or the remainder of the Base Salary due under this Agreement, to be paid in equal bi-weekly installments, less withholding of all applicable taxes, at such times he would have received them if there was no termination; (ii) continued provision for a period of twelve (12) months after the date of termination of the benefits under Benefit Plans extended from time to time by the Company to its senior executives; and (iii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which Executive was a participant as of the date of Executive’s termination of employment.

(d) Upon termination of Executive’s employment pursuant to Section 5(a)(v) or (vi), the Company shall reimburse the documented, unreimbursed expenses incurred prior to such date of termination and Executive shall be entitled to the following severance benefits: accrued and unpaid Base Salary and vacation pay through the date of termination, less withholding of applicable taxes. Executive shall have any conversion rights available under the Company’s or Benefit Plans and as otherwise provided by law, including the Comprehensive Omnibus Budget Reconciliation Act.

(e) Any payments required to be made under this Section 6 by the Company to Executive shall continue to Executive’s beneficiaries in the event of his death until paid in full.

7. Vacations. Executive shall be entitled to a vacation of three (3) weeks per year, during which period Executive’s salary shall be paid in full. Executive shall take vacation at such time or times as Executive and the Company shall determine is mutually convenient. Any vacation not taken in one (1) year shall not accrue, provided that if vacation is not taken due to the Company’s business necessities, up to two (2) weeks’ vacation may carry over to the subsequent year. Company may call upon the Executive for urgent matters while on vacation, as long as Company agrees to reduce the vacation days used for time worked.

8. Covenant Not To Disclose, or Solicit. Upon execution of this Agreement, Executive and the Company shall re-affirm and enter into that certain Non-Disclosure and Non-Solicitation Agreement in the form attached hereto as Exhibit A (“Non-Disclosure and Non-Solicitation Agreement”).

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9. Ownership of Materials.

(a) Any and all inventions, product, discoveries, improvements, processes, formulae, manufacturing methods or techniques, designs or styles, software applications, programs, shows, conventions, and characters (collectively, “Creative Materials”) made, developed or created by Executive, alone or in conjunction with others, during regular hours of work or otherwise, during the term of Executive’s employment with the Company, or any of its parents, subsidiaries, shall be promptly disclosed by Executive to the Company, shall be assigned by Executive to the Company and shall be the Company’s exclusive property.

(b) All copyrightable works comprising Creative Materials shall be considered “works made for hire” as defined in the United States Copyright Act, whether published or unpublished, and all rights, title, and interest to all such copyrightable works shall be the exclusive property of the Company, and the Company shall be deemed to be the author and owner of such copyrightable works. Executive shall not distribute the copyrightable works.

(c) Executive will, upon the Company’s request and without additional compensation, execute any documents necessary or advisable in the opinion of Executive’s legal counsel to direct the issuance of intellectual property rights to the Company with respect to Creative Materials that are to be the Company’s exclusive property under this Section 9 or to vest in the Company title to the Creative Materials; the expense of securing any intellectual property rights, however, shall be borne by the Company.

(d) Executive will, upon the Company’s request and without additional compensation, assist the Company procuring, maintaining, enforcing and defending intellectual property rights and protection throughout the world in relation to Creative Materials and the copyrightable works comprising Creative Materials. To the extent not covered by the foregoing, the Company shall have the fully paid-up and irrevocable right to use and disclose freely and for any purpose all information and ideas disclosed by Executive to the Company in performing Executive’s duties as set forth in Section 2 hereof.

10. Section 409A.

(a) Notwithstanding anything to the contrary contained in this Agreement, if at the time of Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s separation from service would be considered deferred compensation subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after Executive’s separation from service, or (ii) Executive’s death (the “Six Month Delay Rule”).

(b) For purposes of this Section 10, amounts payable under the Agreement should not be considered a deferral of compensation subject to Section 409A to the extent provided in Treasury Regulation Section 1.409A-1(b)(4) (i.e., short-term deferrals), Treasury Regulation Section 1.409A-1(b)(9) (i.e., separation pay plans, including the exception under subparagraph (iii)), and other applicable provisions of Treasury Regulations Sections 1.409A-1 through A-6.

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(c) To the extent that the Six-Month Delay Rule applies to payments otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of the Six-Month Delay Rule, and the balance of the installments shall be payable in accordance with their original schedule.

(d) To the extent that the Six Month Delay Rule applies to the provision of benefits (including, but not limited to, life insurance and medical insurance), such benefit coverage shall nonetheless be provided to Executive during the first six months following his separation from service (the “Six Month Period”), provided that, during such Six-Month Period, Executive pays to the Company, on a monthly basis in advance, an amount equal to the Monthly Cost (as defined below) of such benefit coverage. The Company shall reimburse Executive for any such payments made by Executive in a lump sum not later than thirty (30) days following the sixth month anniversary of Executive’s separation from service. For purposes of this subparagraph, “Monthly Cost” means the minimum dollar amount which, if paid by Executive on a monthly basis in advance, results in Executive not being required to recognize any federal income tax on receipt of the benefit coverage during the Six-Month Period.

(e) The Parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Parties agree that this Agreement may be amended, as reasonably requested by either Party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either Party.

(f) The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

11. Insurance. The Company shall at all times during the Term obtain and maintain director and officers liability insurance policies covering Executive in his capacity as an executive officer and director, which insurance shall include a standard “tail” provision, in such amounts, and with such companies as shall be approved by both Executive and the Board.

12. Governing Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware , without regard to its conflict of laws rules. The parties hereto hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought in any court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum. Each party hereto waives any right to trial by jury.

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13. Indemnification Agreement. The Company shall indemnify and hold the Executive harmless against all liability, expense or loss (including reasonable attorneys’ fees and penalties) incurred by Executive by reason of the fact that Executive is an officer of the Company, or its affiliates acting within the scope of Executive’s duties and authorities, provided that any right to advancement shall be within the discretion of the Board of the Company. The Company agrees to maintain a directors’ and officers’ liability insurance policy covering the Executive in an amount, and on terms and conditions (including without limitation, with respect to scope, exclusions, sub-amounts and deductibles), no less favorable to him than the coverage the Company provides to other senior executives and directors from time to time. The Company shall maintain such insurance in effect for the benefit of Executive following Executive’s termination of employment to the extent necessary to cover on the foregoing terms actions and omissions occurring on or before his termination. In no event shall the Executive be entitled to indemnification for any action or claim filed by the Executive against the Company or any of its directors, officers, or employees. All matters regarding indemnification and advancement shall be resolved exclusively in the Courts of Delaware.

14. Miscellaneous.

(a) Neither Executive nor the Company may assign or delegate any of their respective rights under this Agreement without the express written consent of the other. This Agreement constitutes and embodies the full and complete understanding and agreement of the Parties with respect to Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the Party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either Party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(b) This Agreement shall inure to the benefit of, be binding upon and enforceable against, the Parties and their respective successors, heirs, beneficiaries and permitted assigns.

(c) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the Party at the address set forth above or to such other address as either Party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

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(e) [PURPOSELY OMITTED]

(f) This Agreement supersedes, replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Executive and the Company with respect to the subject matter of this Agreement.

(g) This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The Parties have executed this Agreement as of the date set forth above.

(h) For contractual purposes, the parties (i) consent to receive communications in electronic format; and (ii) agree that all terms and conditions, agreements, notices, disclosures and other communications required to be provided hereunder that either party provides electronically satisfy any legal requirement that such communication would satisfy if they were writing.

[THE REST OF THIS PAGE LEFT INTENTIONALLY BLANK]

(Signature Page Follows)

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IN WITNESS WHEREOF, the Parties have caused this Employment Agreement to be duly executed as of the date first indicated above.

COMPANY

By:	/s/ Scott D. Kaufman
Scott D. Kaufman, CEO

EXECUTIVE

By:	/s/ Alan Urban
Alan Urban

(Signature Page to Employment Agreement)

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SCHEDULE 1

AUTHORIZED BUSINESS AFFAIRS AND ACTIVITIES

1. Executive may serve as a member of the board of directors for up to two (2) non-competitive companies.

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EXHIBIT A

NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

THIS NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT (“Agreement”) dated as of November 15, 2021 (the “Effective Date”), by and between Creek Road Miners, Inc., a Delaware corporation with a principal place of business at 2700 Homestead Road, Suite 50, Park City, UT 84098 (collectively with any subsidiaries and parent entities, “Employer”), and Alan Urban, an individual and resident of the State of California with a business address __________________________________ (“Employee”) and together with Employer, the “Parties” and each, a “Party”).

WITNESSETH:

WHEREAS, Employee and Employer are entering into that certain Employment Agreement, dated as of the date of this Agreement;

WHEREAS, in connection with such employment, Employee has been and may be given further access to, generate, or otherwise come into contact with certain proprietary and/or confidential information of Employer or clients of Employer; and

WHEREAS, Employee and Employer desire to prevent the dissemination, unauthorized disclosure or misuse of such information.

NOW THEREFORE, the parties hereto mutually agree as follows:

1. Covenant Not to Solicit. Except in connection with the activities set forth in Schedule I hereto, during the period commencing on the Effective Date and ending upon the termination of Employee’s employment for any reason, Employee shall not, directly or indirectly, for Employee’s benefit or the benefit of a third party, (i) induce or attempt to induce any employees of Employer to leave the employ of Employer or diminish his or his relationship or Employer or (ii) solicit the business of any client or customer of Employer, or any client or customer that could reasonably be expected to be a client or customer of Employer, during Employee’s period of employment with the Company.

For six months thereafter that Employee will not use any of Employer’s trade secrets or Confidential or Proprietary information to directly or indirectly solicit the customers or clients of Employer, to interrupt, disturb, or interfere with the relationships of Employer with its customers or clients or to directly or indirectly solicit the employees of Employer.

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3. Proprietary Information.

(a) For purposes of this Agreement, “Proprietary Information” shall mean any information belonging to the business of Employer that has not previously been publicly released by duly authorized representatives of Employer and shall include (but shall not be limited to) information encompassed in all proposals, marketing and sales plans, financial information, costs, pricing information, computer programs (including source code, object code, algorithms and models), customer information, customer lists, and all methods, concepts, know-how or ideas and confidential information belonging to Employer and Employer’s customers or clients. Employee agrees to regard and preserve as confidential all Proprietary Information whether Employee has such Proprietary Information in Employee’s memory or in writing or other physical form.

(b) Notwithstanding the foregoing, “Proprietary Information” shall not include information that (i) is disseminated to the public at no fault of Employee, (ii) was obtained from a third party that did not have an obligation of confidentiality to Employer, (iii) is already in the possession of Employee, (iv) was independently developed without use of the Proprietary Information and (iv) constitutes any information proposals, marketing and sales plans, financial information, costs, pricing information, computer programs (including source code, object code, algorithms and models), customer information, customer lists, and all methods, concepts, know-how or ideas, created or generated by Employee for which Employer has not been fully compensated.

(c) Employee will not, without written authority from Employer to do so, directly or indirectly, disclose or use any Proprietary Information for Employee’s benefit or purposes, nor disclose any Proprietary Information to others, either during the term of Employee’s employment by Employer or thereafter, except as required by the conditions of Employee’s employment by Employer.

(d) If, in the reasonable opinion of Employee’s legal counsel, any of the Proprietary Information is required to be disclosed pursuant to law, regulation, court order or rules of the stock exchange on which the securities of the Employer are traded, Employee, to the extent permissible by law, shall give Employer prompt, written notice (of at least five (5) business days, if reasonably possible) in order to allow Employer to take whatever action it deems necessary to protect its Proprietary Information. In the event that Employee is legally obligated to disclose Proprietary Information of the Employer, Employee shall furnish only that portion of the Proprietary Information which Employee is advised by its legal counsel is legally required.

(e) No work or intellectual property created by Employee shall be deemed work for hire and Employer shall only have the rights to such work or intellectual property after fully compensating Employee for such work or intellectual property.

4. Saving Provision. Employee expressly agrees that the covenants set forth in this Agreement are being given to Employer in connection with the employment of Employee by Employer and that such covenants are intended to protect Employer, within the terms stated, to the fullest extent deemed reasonable and permitted in law and equity. In the event that the foregoing limitations upon the conduct of Employee are beyond those permitted by law, such limitations, both as to time and geographical area, shall be, and be deemed to be, reduced in scope and effect to the maximum extent permitted by law.

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5. Injunctive Relief. Employee acknowledges that (i) disclosure of any Proprietary Information or breach of any of the covenants or agreements contained herein will give rise to irreparable injury to Employer or clients of Employer that would be inadequately compensable in damages. Accordingly, Employer, or where appropriate a client of Employer, may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available. Employee acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company’s legitimate business interests and are reasonable in scope and content, and that Employee will, promptly upon the request of Employer at any time, cause any subsequent employer to execute and deliver to Employer a confidentiality and non-disclosure agreement in substantially the form of Section 2 hereof and otherwise satisfactory to Employer.

6. Enforceability. The provisions of this Agreement shall be enforceable notwithstanding the existence of any claim or cause of action of Employee against Employer whether predicated on this Agreement or otherwise.

7. Term. This Agreement shall commence on the date hereof and shall terminate upon the termination of Employee’s employment for any reason.

8. Governing Law. [PURPOSELY OMITTED]

9. General. This Agreement contains the entire agreement of the Parties relating to the subject matter hereof. this Agreement may be modified only by an instrument in writing signed by both Parties hereto. Any notice to be given under this Agreement shall be sufficient if it is in writing and is sent by certified or registered mail to Employee at his residence address as the same appears on the books and records of Employer or to Employer at its principal office, attention of the President, or otherwise as directed by Employer, from time to time. Non-compliance with any one paragraph of this Agreement shall not have an effect on the validity of any other part of this Agreement. The provisions of this Agreement relating to confidentiality shall survive the termination of employment, however caused.

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IN WITNESS HEREOF, the undersigned execute this Agreement as of the date first set forth above.

COMPANY

By:
Scott D. Kaufman, CEO

EMPLOYEE

By:
Alan Urban

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